Exhibit 99.1

FOR IMMEDIATE RELEASE

900 S. Shackleford, Suite 401 Little Rock, AR 72211	FOR FURTHER INFORMATION CONTACT: Richard N. Massey | Chairman Matt Machen | CFO 501.975.6011

Bear State Financial, Inc. Announces Second Quarter 2014 Results and Reaffirms Guidance for Remainder of 2014

FINANCIAL HIGHLIGHTS:

●	Bear State Financial, Inc. reports second quarter 2014 core earnings of $0.05 per common share and a GAAP loss of $0.13 per common share (which GAAP loss is due primarily to one-time expenses).

●

In its merger with First National Security Company in June 2014, Bear State tripled its size to approximately $1.45 billion in assets at June 30, 2014. Only 17 days of First National Security Company earnings were included in Bear State’s second quarter of 2014.

●	Bear State reaffirms its earlier guidance that it will earn $0.25 to $0.30 per common share, excluding one-time expenses, for the six months ended December 31, 2014.

●	During the twelve months ended June 30, 2014, First Federal Bank experienced loan growth of 18% and Heritage Bank had loan growth of 20%.

Little Rock, AR - August 14, 2014 – Bear State Financial, Inc. (“Bear State,” NASDAQ: BSF), today reported core earnings of $1 million and core earnings per diluted common share of $0.05 in the second quarter of 2014, compared to a loss of $257,000 in the first quarter of 2014 and core earnings of $84,000 in the second quarter 2013. The Company reaffirms its June 25, 2014 guidance that it expects to report earnings per share of $0.25-0.30 for the six months ending December 31, 2014, excluding one-time adjustments or expenses. Anticipated one-time expenses during the third and fourth quarter include approximately $3 million in termination fees associated with merger integration and core technology systems conversion. Bear State expects to provide guidance for the year ending December 31, 2015 in the fourth quarter of 2014.

On June 13, 2014, Bear State completed its previously announced merger of First National Security Company (“First National”), the parent company for First National Bank headquartered in Hot Springs, Arkansas and Heritage Bank headquartered in Jonesboro, Arkansas. The Company’s results of operations for the three and six months ended June 30, 2014 includes results of operations for First National for the period from June 14 through June 30, 2014.

Including certain non-core charges described below, Bear State recorded a GAAP loss of $0.13 per diluted common share during the second quarter of 2014. The second quarter of 2014 included three significant non-recurring items. First, the Company elected to retire certain pension liabilities which resulted in a charge of $2.9 million. This election is expected to result in a substantial reduction of the Company’s annual pension expense. Second, after a comprehensive review of its real estate owned (“REO”) portfolio as of June 2014, the Company incurred charges in the second quarter of $618,000 as a result of its decision to more aggressively market certain REO properties, including reductions in the asking price on certain properties. Third, during the second quarter of 2014, the Company incurred merger-related expenses of approximately $392,000. Collectively, the net effect of these three items was a decrease in earnings of approximately $3.91 million, or approximately $0.18 of diluted earnings per share.

FINANCIAL CONDITION

Total assets were $1.45 billion at June 30, 2014, a 182% increase compared to $516 million at June 30, 2013. Total deposits were $1.23 billion at June 30, 2014, a 179% increase compared to $442 million at June 30, 2013. The increase in both assets and deposits was primarily due to the First National merger. Total loans, including those acquired, were $1.01 billion at June 30, 2014, an increase of $667 million, or 193%, compared to the same period in 2013. Total loan growth for the twelve month period ended June 30, 2014 for each of Bear State’s three banks was as follows: First Federal Bank 18%; First National Bank -4%; Heritage Bank 20%.

Common stockholders’ equity was $143 million at June 30, 2014, a 101% increase from $71 million at June 30, 2013. Tangible common stockholders’ equity was $110 million at June 30, 2014, a 55% increase from $71 million at June 30, 2013. Book value per common share was $4.76 at June 30, 2014, a 33% increase from $3.57 at June 30, 2013. Tangible book value per common share was $3.65 at June 30, 2014, a 2% increase from $3.57 at June 30, 2013. The Company’s ratio of common stockholders’ equity to total assets decreased to 9.87% at June 30, 2014, compared to 13.77% at June 30, 2013. The calculation of the Company’s tangible book value per common share, tangible common stockholders’ equity and the reconciliation to GAAP is included in the schedules accompanying this release.

RESULTS OF OPERATIONS

Second quarter 2014 core earnings totaled $1 million or $0.05 per common share, compared to a loss of $257,000 or $0.01 per common share in the prior quarter and to $84,000 or $0.00 per common share in the second quarter of 2013. The core return on average assets measured 0.54%, -0.19%, and 0.06% and core return on average equity measured 4.65%, -1.45%, and 0.47% for these periods respectively.

GAAP earnings include the impact of non-core charges. The reconciliation of net income and core income, together with related financial measures is included in the schedules accompanying this release. Non-core charges totaled $3.91 million or $0.18 per common share in the most recent quarter. Including these net non-core charges, second quarter 2014 GAAP results were a loss of $2.91 million or -$0.13 per common share. GAAP net income totaled -$277,000 or -$0.01 per common share in the prior quarter and $84,000 or $0.00 per common share in the second quarter 2013. The GAAP loss resulted in a GAAP return on average assets of –1.56% in the most recent quarter, compared to -0.20% and 0.06% in the prior periods respectively.

Net interest income for the second quarter 2014 was $5.52 million, compared to $3.63 million for the same period in 2013. Net interest income for the six months ended June 30, 2014 was $9.38 million, compared to $7.35 million for the same period in 2013. Interest income for the second quarter of 2014 was $6.57 million compared to $4.46 million for the same period in 2013. Interest income for the six months ended June 30, 2014 was $11.32 million compared to $9.04 million for the same period in 2013. The increase in interest income for the three and six months ended June 30, 2014, compared to the comparable periods in 2013, was primarily related to increases in the average balances of loans receivable and investment securities as a result of the merger with First National, which contributed approximately $1.5 million of net interest income. Interest expense for the second quarter of 2014 was $1.05 million compared to $830,000 for the same period in 2013. Interest expense for the six months ended June 30, 2014 was $1.94 million compared to $1.69 million for the same period in 2013. The increase in interest expense for the three and six months ended June 30, 2014 compared to the comparable period in 2013 was primarily due to an increase in the average balance of deposit accounts as a result of the First National merger.

The net interest margin measured 3.33% for the second quarter 2014, compared to 2.98% for the same period in 2013. Net interest margin for the six months ended June 30, 2014 was 3.21%, compared to 3.05% for the same period in 2013. The Company’s net interest margin increased primarily as a result of an increase in yields on loans receivable resulting from loans acquired in the First National merger. The average cost of total interest-bearing liabilities decreased to 0.70% for the second quarter 2014, compared to 0.75% for the same period in 2013. Average cost of total interest-bearing liabilities for the six months ended June 30, 2014 was 0.74%, compared to 0.77% for the same period 2013.

Noninterest income is generated primarily through deposit account fee income, profit on sale of loans, and earnings on life insurance policies. Total noninterest income of $1.83 million for the three months ended June 30, 2014 increased from $1.34 million for the same period in 2013. Total noninterest income of $3.03 million for the six months ended June 30, 2014 increased from $2.59 million for the same period in 2013. The increase in the three and six month comparison periods was primarily due to an increase in the number of mortgage loans sold and the average profit on loans held for sale.

Total noninterest expense increased $5.14 million or 105% during the second quarter of 2014 compared to the second quarter of 2013. Total noninterest expense increased $5.80 million or 61% during the six months ended June 30, 2014 compared to the same period in 2013. The variances in total noninterest expense were noted previously as being primarily related to the election to retire certain pension liabilities, an increase in loss provision on REO, and expenses related to the First National merger. The Company’s efficiency ratio improved to 83% from 105% in the prior quarter and from 98% in the second quarter of 2013.

Nonperforming assets declined from $17.96 million at March 31, 2014 to $15.43 million at June 30, 2014, a 14% reduction. Nonperforming assets were 1.07% of total assets at June 30, 2014, compared to 3.16% at March 31, 2014 and 4.98% at June 30, 2013. The allowance for loan losses represented 1.23% of total loans at June 30, 2014, compared to 3.15% at March 31, 2014 and 3.84% at June 30, 2013. The ratio of the allowance for loan losses to nonperforming loans was 135% at June 30, 2014, compared to 114% at March 31, 2014 and 97% at June 30, 2013. Net charge-offs were $316,000 for the quarter ended June 30, 2014 compared to $233,000 for the first quarter 2014 and $2.35 million for the quarter ended June 30, 2013. Annualized net charge-offs as a percentage of average loans for the quarter ended June 30, 2014 were 0.25% compared to 2.68% for the quarter ended June 30, 2013. Provision for loan losses increased from $0 for the second quarter of 2013 to $230,000 for the second quarter of 2014. The provision was $0 for the first quarter of 2014. The increase in provision is attributable to loan growth at each of Bear State’s three banks.

About Bear State Financial, Inc.

Bear State Financial is the parent company for First Federal Bank, First National Bank in Hot Springs and Heritage Bank in Jonesboro. Bear State Financial, Inc. stock is traded on the NASDAQ Global Market under the symbol BSF.  For more information on Bear State Financial, please visit www.bearstatefinancial.com.

About First Federal Bank

First Federal is a community bank serving consumers and businesses with a full range of checking, savings, investment, and loan products and services. The Bank conducts business from 12 full-service branch locations, one drive-thru facility, one stand-alone mortgage production office, and 17 ATMs. For information on First Federal’s products and services, visit the website at www.ffbh.com or contact the Solutions Center toll free at 1.866.242.3324.

About First National Bank

First National is a community-focused bank offering full-service commercial and retail banking to Central and Southwest Arkansas as well as Southeast Oklahoma. The Bank conducts business from 23 full-service branch locations and 19 ATMs. Additional information about First National products and services can be found on the website at www.fnbweb.biz.

About Heritage Bank

Heritage Bank is a community-focused bank offering full-service commercial and retail banking to Northeast Arkansas. The bank conducts business from 9 full-service branch locations and 8 ATMs. Additional information about Heritage Bank products and services can be found on the website at www.heritagebankark.com.

Non-GAAP Financial Measures

This release contains certain non-GAAP financial measures in addition to results presented in accordance with Generally Accepted Accounting Principles (“GAAP”). These non-GAAP measures provide supplemental perspectives on operating results, performance trends, and financial condition. They are not a substitute for GAAP measures; they should be read and used in conjunction with the Company’s GAAP financial information. In all cases, it should be understood that non-GAAP per share measures do not depict amounts that accrue directly to the benefit of shareholders. Earnings per share excluding one-time adjustments or expenses is considered a non-GAAP measure. For the six months ending December 31, 2014, non-GAAP earnings per share excludes acquisition related expenses, restructuring and impairment charges, and certain investment gains or losses, the exact amount of which are not currently determinable, but may be significant. For that reason, Bear State is unable to provide GAAP earnings estimates for the six months ending December 31, 2014 at this time. Bear State believes that non-GAAP earnings per share is useful because that information is an appropriate measure for evaluating Bear State's operating performance. This measure should be considered in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. The Company utilizes the non-GAAP measure of core earnings in evaluating operating trends, including components for core revenue and expense. These measures exclude amounts which the Company views as unrelated to its normalized operations. The Company also adjusts certain equity related measures to exclude intangible assets due to the importance of these measures to exclude intangible assets due to the importance of these measures to the investment community. A reconciliation of non-GAAP financial measures to GAAP measures is included in the accompanying financial tables.

Forward-Looking Statements

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements regarding Bear State’s projected earnings per share for the six months ended December 31, 2014. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as “may,” “will,” “believe,” “expect,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in Bear State ’s filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Bank’s pricing, products and services, and with respect to the loans extended by the Bank and real estate owned, market prices of the property securing loans and the costs of collection and sales. Bear State wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Bear State does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

BEAR STATE FINANCIAL, INC.

SELECTED CONSOLIDATED FINANCIAL DATA - UNAUDITED

(In thousands, except share data)

	June	March	December	June
	2014	2014	2013	2013

Balance sheet data, at quarter end:
Commercial real estate - mortgage loans	$390,848	$202,965	$194,675	$170,717
Consumer real estate - mortgage loans	303,413	126,583	129,230	139,012
Farmland	48,710	2,570	2,663	2,289
Construction and land development	94,084	26,225	23,891	11,954
Commercial and industrial loans	142,058	34,240	29,033	15,912
Consumer and other	32,171	3,950	4,368	4,996
Total loans	1,011,284	396,533	383,860	344,880
Allowance for loan losses	(12,392)	(12,478)	(12,711)	(13,249)
Investment securities	213,557	71,951	70,828	48,220
Goodwill	25,610	-	-	-
Core deposit intangible, net	7,651	-	-	-
Total assets	1,448,205	569,313	548,872	515,751
Noninterest-bearing deposits	146,348	22,025	19,427	21,215
Total deposits	1,231,414	488,717	469,725	441,893
Short term borrowings	20,270	-	-	-
FHLB advances	34,127	5,912	5,941	996
Other borrowings	13,750	-	-	-
Total stockholders' equity	142,995	71,574	71,187	70,996

Balance sheet data, quarterly averages:
Total loans	$505,754	$391,024	$376,932	$351,591
Investment securities	101,562	71,521	72,440	50,225
Total earning assets	665,536	509,016	492,769	488,103
Goodwill	4,497	-	-	-
Core deposit intangible, net	1,512	-	-	-
Total assets	748,967	556,426	539,926	539,728
Noninterest-bearing deposits	56,988	20,313	19,052	21,244
Interest-bearing deposits	587,429	456,275	443,469	441,729
Total deposits	644,417	476,588	462,521	462,973
Short term borrowings	2,918	-	-	-
FHLB Advances	10,953	5,923	3,559	2,862
Other borrowings	1,338	-	-	-
Total stockholders' equity	86,613	71,813	71,764	71,747

Statement of operation data for the quarter ended:
Interest income	$6,568	$4,751	$4,748	$4,457
Interest expense	1,050	891	878	830
Net interest income	5,518	3,860	3,870	3,627
Provision for loan losses	230	-	-	-
Net interest income after provision for loan losses	5,288	3,860	3,870	3,627
Noninterest income	1,825	1,202	1,413	1,340
Noninterest expense	10,019	5,339	5,084	4,883
Income before taxes	(2,906)	(277)	199	84
Income tax expense	-	-	-	-
Net income	$(2,906)	$(277)	$199	$84

BEAR STATE FINANCIAL, INC.

SELECTED CONSOLIDATED FINANCIAL DATA - UNAUDITED

(In thousands, except share data)

	June	March	December	June
	2014	2014	2013	2013

Common stock data at or for the quarter ended:
Core earnings per share, diluted	$0.05	$(0.01)	$0.01	$0.00
Net income per share, diluted	$(0.13)	$(0.01)	$0.01	$0.00
Tangible book value per share	$3.65	$3.57	$3.55	$3.57
Book value per share	$4.76	$3.57	$3.55	$3.57
Diluted shares outstanding	22,020,238	20,041,547	20,894,963	20,879,929
End of period shares outstanding	30,026,744	20,046,031	20,041,497	19,897,603

Profitability and performance ratios at or for the quarter ended:
Core return on average assets	0.54%	-0.19%	0.18%	0.06%
Return on average assets	-1.56%	-0.20%	0.15%	0.06%
Core return on average equity	4.65%	-1.45%	1.37%	0.47%
Core return on tangible equity	5.00%	-1.45%	1.37%	0.47%
Return on average equity	-13.46%	-1.56%	1.10%	0.47%
Net interest margin	3.33%	3.08%	3.12%	2.98%
Noninterest income to total revenue	24.85%	23.75%	26.75%	26.98%
Noninterest income to average assets	0.98%	0.88%	1.04%	1.00%
Noninterest expense to average assets	5.37%	3.89%	3.74%	3.63%
Efficiency ratio(1)	83.19%	105.08%	95.31%	98.31%
Average loans to average deposits	78.48%	82.05%	81.50%	75.94%
Securities to total assets	14.75%	12.64%	12.90%	9.35%

Asset quality ratios at or for the quarter ended:
Allowance for loan losses to total loans	1.23%	3.15%	3.31%	3.84%
Allowance for loan losses to non-performing loans	134.68%	114.15%	106.48%	96.52%
Nonperforming loans to total loans	0.91%	2.76%	3.11%	3.98%
Nonperforming assets to total assets	1.07%	3.16%	3.75%	4.98%
Annualized net charge offs to average total loans	0.25%	0.24%	0.39%	2.68%

Capital ratios at quarter end:
Tier 1 capital to average assets	7.54%	12.45%	12.90%	13.57%
Total capital to risk-weighted assets	10.85%	17.97%	18.68%	20.82%
Tier I capital to risk-weighted assets	10.31%	16.70%	17.40%	19.54%

(1) Efficiency ratio is a non-GAAP ratio that is calculated by dividing core noninterest expense by the sum of net interest income and noninterest income. Other companies may define and calculate this data differently.

BEAR STATE FINANCIAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION - UNAUDITED

(In thousands, except share data)

	June 30, 2014	December 31, 2013
ASSETS

Cash and cash equivalents	$60,838	$23,970
Federal funds sold	12,375	--
Interest-bearing time deposits in banks	18,892	24,118
Investment securities available for sale	213,557	70,828
Other investment securities, at cost	8,188	457
Loans receivable, net of allowance of $12,392 and $12,711, respectively	998,892	371,149
Loans held for sale	8,943	4,205
Accrued interest receivable	4,645	1,473
Real estate owned - net	6,226	8,627
Office properties and equipment - net	49,695	18,769
Cash surrender value of life insurance	28,655	23,811
Goodwill	25,610	--
Intangible assets, net	7,651	--
Prepaid expenses and other assets	4,038	1,465

TOTAL	$1,448,205	$548,872

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES:
Deposits
Noninterest bearing	$146,348	$19,427
Interest bearing	1,085,066	450,298
	1,231,414	469,725
Short term borrowings	20,270	--
Other borrowings	47,877	5,941
Other liabilities	5,649	2,019

Total liabilities	1,305,210	477,685

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.01 par value—5,000,000 shares authorized; none issued at June 30, 2014 and December 31, 2013	--	--
Common stock, $0.01 par value—100,000,000 and 30,000,000 shares authorized at June 30, 2014 and December 31, 2013, respectively; 30,026,744 and 20,041,497 shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively	300	200
Additional paid-in capital	166,336	92,740
Accumulated other comprehensive income (loss)	828	(467)
Accumulated deficit	(24,469)	(21,286)

Total stockholders’ equity	142,995	71,187

TOTAL	$1,448,205	$548,872

BEAR STATE FINANCIAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(In thousands, except earnings per share)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2014	2013	2014	2013
INTEREST INCOME:
Loans receivable	$5,852	$3,970	$9,986	$8,051
Investment securities:
Taxable	310	56	536	110
Nontaxable	295	293	581	606
Other	111	138	216	271
Total interest income	6,568	4,457	11,319	9,038

INTEREST EXPENSE:
Deposits	984	817	1,853	1,663
Other borrowings	66	13	88	26

Total interest expense	1,050	830	1,941	1,689

NET INTEREST INCOME	5,518	3,627	9,378	7,349

PROVISION FOR LOAN LOSSES	230	--	230	--

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	5,288	3,627	9,148	7,349

NONINTEREST INCOME:
Net gain on sale of investment securities	--	--	--	--
Deposit fee income	867	802	1,492	1,572
Earnings on life insurance policies	209	200	409	398
Gain on sale of loans	652	263	956	459
Other	97	75	170	164

Total noninterest income	1,825	1,340	3,027	2,593

NONINTEREST EXPENSES:
Salaries and employee benefits	6,540	2,804	9,602	5,482
Net occupancy expense	704	608	1,288	1,226
Real estate owned, net	591	45	808	(51)
FDIC insurance	125	170	245	341
Data processing	563	397	982	733
Professional fees	235	151	430	410
Advertising and public relations	198	74	301	144
Postage and supplies	119	108	210	217
Other	944	526	1,492	1,053

Total noninterest expenses	10,019	4,883	15,358	9,555

INCOME (LOSS) BEFORE INCOME TAXES	(2,906)	84	(3,183)	387

INCOME TAX	--	--	--	--

NET INCOME (LOSS)	$(2,906)	$84	$(3,183)	$387

Basic earnings (loss) per common share	$(0.13)	$0.00	$(0.15)	$0.02

Diluted earnings (loss) per common share	$(0.13)	$0.00	$(0.15)	$0.02

BEAR STATE FINANCIAL, INC.

AVERAGE CONSOLIDATED BALANCE SHEETS and NET INTEREST ANALYSIS - UNAUDITED

(In thousands)

	Three Months Ended June 30,
	2014			2013
	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
	(Dollars in Thousands)
Interest-earning assets:
Loans receivable(1)	$505,754	$5,852	4.64%	$351,591	$3,970	4.54%
Investment securities(2)	101,562	605	2.39	50,225	349	2.80
Other interest-earning assets	58,220	111	0.76	86,287	138	0.64
Total interest-earning assets	665,536	6,568	3.96	488,103	4,457	3.67
Noninterest-earning assets	83,431			51,625
Total assets	$748,967			$539,728
Interest-bearing liabilities:
Deposits	$587,429	984	0.67	$439,927	817	0.75
Other borrowings	15,209	66	1.74	2,862	13	1.77
Total interest-bearing liabilities	602,638	1,050	0.70	442,789	830	0.75
Noninterest-bearing deposits	56,988			23,046
Noninterest-bearing liabilities	2,728			2,146
Total liabilities	662,354			467,981
Stockholders' equity	86,613			71,747
Total liabilities and stockholders' equity	$748,967			$539,728

Net interest income		$5,518			$3,627
Net earning assets	$62,898			$45,314
Interest rate spread			3.26%			2.92%
Net interest margin			3.33%			2.98%
Ratio of interest-earning assets to Interest-bearing liabilities			110.44%			110.23%

(1) Includes nonaccrual loans.

(2) Includes FHLB of Dallas and Federal Reserve Bank stock.

	Six Months Ended June 30,
	2014			2013
	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
	(Dollars in Thousands)
Interest-earning assets:
Loans receivable(1)	$454,757	$9,986	4.43%	$354,072	$8,051	4.59%
Investment securities(2)	86,625	1,117	2.60	51,311	716	2.81
Other interest-earning assets	47,340	216	0.92	79,896	271	0.68
Total interest-earning assets	588,722	11,319	3.88	485,279	9,038	3.76
Noninterest-earning assets	64,461			51,983
Total assets	$653,183			$537,262
Interest-bearing liabilities:
Deposits	$522,214	1,853	0.72	$438,243	1,663	0.77
Other borrowings	10,592	88	1.68	2,966	26	1.77
Total interest-bearing liabilities	532,806	1,941	0.74	441,209	1,689	0.77
Noninterest-bearing deposits	38,752			22,581
Noninterest-bearing liabilities	2,417			2,467
Total liabilities	573,975			466,257
Stockholders' equity	79,208			71,005
Total liabilities and stockholders' equity	$653,183			$537,262

Net interest income		$9,378			$7,349
Net earning assets	$55,916			$44,070
Interest rate spread			3.14%			2.99%
Net interest margin			3.21%			3.05%
Ratio of interest-earning assets to Interest-bearing liabilities			110.49%			109.99%

(1) Includes nonaccrual loans.

(2) Includes FHLB of Dallas and Federal Reserve Bank stock.

BEAR STATE FINANCIAL, INC.

ASSET QUALITY ANALYSIS - UNAUDITED

(In thousands)

	June 30, 2014		December 31, 2013
		% Total		% Total	Increase
	Net (2)	Assets	Net (2)	Assets	(Decrease)
Nonaccrual Loans:
One- to four-family residential	$4,273	0.30%	$4,258	0.77%	$15
Nonfarm nonresidential	3,209	0.23%	4,057	0.75%	(848)
Farmland	752	0.05%	782	0.15%	(30)
Construction and land development	622	0.04%	2,467	0.44%	(1,845)
Commercial	321	0.02%	350	0.06%	(29)
Consumer	24	--	24	0.01%	--

Total nonaccrual loans	9,201	0.64%	11,938	2.18%	(2,737)

Accruing loans 90 days or more past due	--	--	--	--	--

Real estate owned	6,226	0.43%	8,627	1.57%	(2,401)

Total nonperforming assets	15,427	1.07%	20,565	3.75%	(5,138)
Performing restructured loans	574	0.03%	494	0.09%	80

Total nonperforming assets and performing restructured loans (1)	$16,001	1.10%	$21,059	3.84%	$(5,058)

(1)

The table does not include substandard loans which were judged not to be impaired totaling $13.6 million at June 30, 2014 and $2.9 million at December 31, 2013 or acquired ASC 310-30 purchased credit impaired loans which are considered performing at June 30, 2014.

(2)	Loan balances are presented net of undisbursed loan funds, partial charge-offs and interest payments recorded as reductions in principal balances for financial reporting purposes.

BEAR STATE FINANCIAL, INC.

CALCULATION OF RETURN ON AVERAGE TANGIBLE COMMON STOCKHOLDERS’ EQUITY – UNAUDITED

(In thousands)

	For the Quarter ending
	6/30/2014	3/31/2014	12/31/2013	6/30/2013
Net income available to common stockholders	$(2,906)	$(277)	$199	$84
Average common stockholders' equity	86,613	71,813	71,764	71,747
Less Average Intangible Assets:
Goodwill	(4,497)	-	-	-
Core Deposit Intangible, net of accumulated amortization	(1,512)	-	-	-

Average tangible common stockholders' equity	$80,604	$71,813	$71,764	$71,747

Return on average tangible common stockholders' equity	-14.46%	-1.56%	1.10%	0.47%

BEAR STATE FINANCIAL, INC.

CALCULATION OF TANGIBLE BOOK VALUE per COMMON SHARE - UNAUDITED

(In thousands)

	6/30/2014	3/31/2014	12/31/2013	6/30/2013
Total common stockholder's equity	142,995	71,574	71,187	70,996
Less intangible assets:
Goodwill	(25,610)	-	-	-
Core Deposit Intangible, net of accumulated amortization	(7,651)	-	-	-
Total intangibles	(33,261)	-	-	-
Total tangible common stockholder's equity	$109,734	$71,574	$71,187	$70,996

Common Shares Outstanding	30,027	20,046	20,041	19,898

Tangible book value per common share	$3.65	$3.57	$3.55	$3.57

BEAR STATE FINANCIAL, INC.

RECONCILIATION OF NON-GAAP SELECTED CONSOLIDATED FINANCIAL DATA - UNAUDITED

(In thousands, except share data)

		For the Quarter Ending
		June 30,	March 31,	December 31,	June 30,
		2014	2014	2013	2013
Net income (loss)		$(2,906)	$(277)	$199	$84
Adj: Merger and acquisition expenses		392	20	49
Adj: Pension plan payment		2,900
Adj: Real estate owned provision (one-time)		618	-	-	-
Adj: Income taxes		-	-	-	-
Total core income	(A)	$1,004	$(257)	$248	$84

Total revenue		$7,343	$5,062	$5,283	$4,967
Adj: Gain on sale of securities, net		-	-	-	-
Total core revenue		$7,343	$5,062	$5,283	$4,967

Total non-interest expense		$10,019	$5,339	$5,084	$4,883
Less: Merger and acquisition expenses		(392)	(20)	(49)	-
Less: Pension plan payment		(2,900)	-	-	-
Less: Real estate owned provision (one time)		(618)	-	-	-
Core noninterest expense		$6,109	$5,319	$5,035	$4,883

Total average assets	(B)	$748,967	$556,426	$539,926	$539,728
Total average stockholders' equity	(C)	86,613	71,813	71,764	71,747
Total average tangible stockholders' equity	(D)	80,604	71,813	71,764	71,747
Total tangible stockholders' equity, period end	(E)	109,734	71,574	71,187	70,996

Total common shares outstanding, period-end	(F)	30,026,744	20,046,031	20,041,497	19,897,603
Average diluted shares outstanding	(G)	22,020,238	20,041,547	20,894,963	20,879,929

Core earnings per share, diluted	(A/G)	$0.05	$(0.01)	$0.01	$0.00
Tangible book value per share, period-end	(E/F)	$3.65	$3.57	$3.55	$3.57

Core return on average assets	(A/B)	0.54%	-0.19%	0.18%	0.06%
Core return on average equity	(A/C)	4.65%	-1.45%	1.37%	0.47%
Core return on tangible equity	(A/D)	5.00%	-1.45%	1.37%	0.47%
Efficiency ratio(1)		83.19%	105.08%	95.31%	98.31%

(1) Efficiency ratio is a non-GAAP ratio that is calculated by dividing core noninterest expense by the sum of net interest income and noninterest income. Other companies may define and calculate this data differently.